UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 8 )*

                           CTI Industries Corporation
                           --------------------------
                                (Name of Issuer)

                           Common Stock, No Par Value
                           --------------------------
                         (Title of Class of Securities)

                                   125961 30 0
                                   -----------
                                 (CUSIP Number)

Check the follow box if a fee is being paid with this statement. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (see Rule 13d-7)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 125961 30 0                13G                       Page 2 of 5 Pages

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         John H. Schwan

--------------------------------------------------------------------------------
         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
2                                                                        (a) [_]
                                                                         (b) [_]
--------------------------------------------------------------------------------
         SEC USE ONLY
3

--------------------------------------------------------------------------------
         CITIZENSHIP OR PLACE OF ORGANIZATION
4
         United States

--------------------------------------------------------------------------------
                                    SOLE VOTING POWER
                           5
         NUMBER OF                  744,228

          SHARES     -----------------------------------------------------------
                                    SHARED VOTING POWER
       BENEFICIALLY        6

         OWNED BY
                      ----------------------------------------------------------
           EACH                     SOLE DISPOSITIVE POWER
                           7
         REPORTING                  744,228

          PERSON     -----------------------------------------------------------
                                    SHARED DISPOSITIVE POWER
           WITH            8
--------------------------------------------------------------------------------
         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
         744,228
--------------------------------------------------------------------------------

         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10

--------------------------------------------------------------------------------
         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
         34.74%
--------------------------------------------------------------------------------
         TYPE OF REPORTING PERSON*
12
         IN
--------------------------------------------------------------------------------

CUSIP NO. 125961 30 0                13G                       Page 3 of 5 Pages

ITEM 1.

         (a)      Name of Issuer
                           CTI Industries Corporation

         (b)      Address of Issuer's Principal Executive Offices
                           22160 North Pepper Road
                           Barrington, Illinois 60010

ITEM 2

         (a)      Name of Person Filing
                           John H. Schwan

         (b)      Address of principal Business Office or, if none, Residence
                           22160 North Pepper Road
                           Barrington, Illinois 60010

         (c)      Citizenship
                           United States

         (d)      Title of Class of Securities
                           Common Stock, No Par Value

         (e)      CUSIP Number
                           125961 30 0

ITEM 3

         N/A

ITEM 4  OWNERSHIP

         (a)      Amount Beneficially Owned
                           744,228

         (b)      Percent of Class
                           34.74%

CUSIP NO. 125961 30 0                13G                       Page 4 of 5 Pages

         (c) Number of shares as to which such person has:

                           (i)    sole power to vote or to direct the vote
                                  744,228

                           (ii)   shared power to vote or to direct the vote


                           (iii) sole power to dispose or to direct the disposition of 744,228

                           (iv)   shared power to dispose or to direct
                                  the disposition of


ITEM 5   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                           N/A

ITEM 6   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                           N/A

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                           N/A

ITEM 8   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                           N/A

ITEM 9   NOTICE OF DISSOLUTION OF GROUP.

                           N/A

ITEM 10  CERTIFICATION.
                           N/A

CUSIP NO. 125961 30 0                13G                       Page 5 of 5 Pages


                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. The filing of this statement shall not be construed as an admission that the undersigned is for the purpose of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this statement.



                                        February 9, 2007
                                        ----------------------------------------
                                        Date


                                        /s/John H. Schwan
                                        ----------------------------------------
                                        John H. Schwan